Exhibit 99.1

Scholastic Reports Fiscal 2022 First Quarter Results

Revenues Up 21% With Increased Demand in Children's Books and Education

Book Fair Bookings Continue to Increase

NEW YORK, Sept. 23, 2021 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal first quarter ended August 31, 2021. Scholastic typically reports an operating loss and high cash utilization in its first fiscal quarter when most U.S. schools are not in session, however the Company recorded positive net operating cash flow in the current quarter.

Fiscal First Quarter 2022 Review
(In $ Millions)

	First Quarter		$	%
	Fiscal 2022	Fiscal 2021	Change	Change
Revenues	$259.8	$215.2	$44.6	21%

Operating income (loss)	$(32.0)	$(57.0)	$25.0	44%
One-time items	(4.2)	12.0
Operating income (loss), ex. one-time items*	$(36.2)	$(45.0)

* Please refer to the non-GAAP financial tables attached

Company Commentary

"We executed successfully against our annual operating plan in the first fiscal quarter of 2022, leveraging the momentum and strong results achieved in the last three months of the prior fiscal year, with our strategic growth platforms in Trade and Education Solutions performing ahead of plan," said Peter Warwick, President and Chief Executive Officer. "Although the first quarter is typically a quiet quarter with most schools closed for summer recess, all of the Company's major domestic businesses realized solid double-digit top-line growth year-over-year, while the international businesses, primarily Australia and New Zealand, were adversely affected by new COVID restrictions."

"We are seeing increased bookings of our premium case book fairs when compared to both prior year and this past spring season. Although still well below pre-COVID levels, the current back-to-school period looks favorable as students return to in-classroom instruction this fall. With schools re-opening their doors, we also saw higher sales of both curriculum and supplemental reading materials, such as our classroom libraries and leveled bookrooms. Subscriptions to the Company's education digital programs, including BookFlix®, Scholastic Literacy Pro®, and Scholastic F.I.R.S.T.® also continued to grow in the period. In trade publishing, we ended the quarter with 16 of the top 25 children's fiction books on the Publishers' Weekly Bestseller List — a testament to the deep commitment we have to creating titles and series that resonate with children and parents from all backgrounds and with varied interests. And, we are excited about our new fall frontlist that includes Cat Kid Comic Club®: Perspectives, the second title in the bestselling series by Dav Pilkey, as well as J.K. Rowling's The Christmas Pig."

Mr. Warwick concluded, "We remain optimistic for continued growth through the post-COVID recovery and expect strong operating leverage and free cash flow generation given the success of our recent cost savings initiatives and solid execution, even as we are seeing inflationary pressures in our supply chain and labor pools. I am confident that we remain on a path to generate sustainable value for all of our stakeholders in the current fiscal year and beyond."

Revenues

Consolidated revenues increased 21% to $259.8 million in the first quarter versus the prior year period, primarily driven by the U.S. trade and education channels. Trade publishing revenues grew on the strength of the Company's series publishing and strong backlist titles. Higher sales in the education channels were driven by the Company's new early childhood program, PreK On My Way™, and summer learning product offerings bolstered by federal government funding for K-12 schools in the U.S. Partially offsetting the revenue improvements was a reduction in sales in the International segment as certain countries around the world continue to struggle with the pandemic-related disruptions in their local markets.

Operating Profit / Loss

First quarter operating loss improved 44% to $32.0 million versus the prior year period. The first quarter's improved operating loss was directly attributable to the higher sales volume as the Company is beginning to recover from the pandemic, coupled with the continued benefits of the restructuring program executed in the prior fiscal year, as well as the proceeds from first tier insurance coverage related to the settlement of an intellectual property legal matter, partially offset by the prior period employee furlough and reduced work week programs which did not reoccur in the current period. Excluding one-time items in both periods, the Company had operating loss of $36.2 million in the first quarter of 2022, versus $45.0 million in the first quarter of 2021.

Capital Position and Liquidity

Net cash provided by operating activities was $63.6 million in the first quarter compared to net cash used in operating activities of $26.0 million in the prior year period, an increase of $89.6 million. The Company had free cash flow (a non-GAAP liquidity measure defined in the accompanying tables and reconciled to net cash provided) of $49.1 million in the first quarter compared to a free cash use of $34.9 million in the prior year period. As of August 31, 2021, the Company's cash and cash equivalents exceeded total debt by $219.1 million, compared to $135.6 million a year ago.

The higher net cash position and the $84.0 million increase in free cash flow was primarily driven by the receipt of a $63.1 million federal income tax refund, higher customer remittances, and a $6.6 million insurance reimbursement related to the settlement of an intellectual property matter. The $20.0 million settlement was accrued for in the prior fiscal year and paid in September 2021. The Company is still in the process of filing claims with secondary and tertiary insurance carriers for the remaining settlement amount.

During the quarter, the Company paid down $100.0 million of the outstanding borrowings under its domestic revolving credit facility, resulting in $75.0 million in outstanding revolving credit loans at quarter-end. The Company will continue to evaluate its borrowing position and capital allocations based on the performance of the school-based channels during the course of the current fiscal year. The Company is also in dialogue with its banks on the renewal of its multi-year domestic committed credit facility, which is scheduled to mature on January 5, 2022.

Overall Results

In $ millions	First Quarter
	Fiscal 2022	Fiscal 2021
Earnings (loss) before taxes	$(33.3)	$(51.8)
One-time items*	(4.2)	12.0
Earnings (loss) ex. one-times	$(37.5)	$(39.8)
Interest (income) expense	1.3	1.2
Depreciation and amortization	16.4	16.4
Prepublication amortization	6.8	6.3
Adjusted EBITDA*	$(13.0)	$(15.9)

* Please refer to the non-GAAP financial tables attached

Loss before taxes for the first quarter was $33.3 million, compared to a loss before taxes of $51.8 million in the prior year period, an $18.5 million improvement. Adjusted EBITDA (a non-GAAP performance measure defined in the accompanying tables and reconciled to earnings (loss) before taxes) for the first quarter was a loss of $13.0 million, compared to a loss of $15.9 million in the prior year period. Adjusted EBITDA improved over the prior period due to the increase in revenues, which was partially offset by a $6.6 million benefit from the sale of the Danbury, CT facility in the prior year period.

Fiscal 2022 Outlook

The Company is currently experiencing strong demand for its products and programs as schools begin to re-open this fall with rising book club sponsorship and increased book fair bookings and expects sequential improvements in its school-based distribution channels in each quarter of the current fiscal year. The Company is well-positioned to meet expected demand in these channels, especially in its book fairs businesses in the U.S., Canada and UK. Scholastic's properties and titles continue to lead the market and occupy spots on the New York Times bestsellers list and are being leveraged for streaming services such as the recent announcement of Puppy Place, a live-action series based on the Company's best-selling books, premiering on October 15th on AppleTV+. In the education solutions channel, the Company continues to closely monitor how federal stimulus funds will impact the overall K-12 education landscape and expects to benefit from a portion of this new spending. Internationally, the Company expects the lockdowns in Australia to lift and continues to explore growth through the expansion of Scholastic's range of English language learning digital product offerings in Asia.

The Company faces certain headwinds in fiscal 2022 with higher labor costs, the discontinuation of certain COVID-related government subsidies and inflationary pressures that could impact paper, freight and other operating costs. Supply chain issues and potential labor shortages could adversely impact operating income through higher costs and/or revenue shortfalls. The Company is taking actions, when available, to help mitigate these potential increases and still expects stronger operating leverage and positive free cash flows. Additionally, the Company continues to identify further opportunities for incremental cost savings through process improvements and automation, consolidation of functions, and increased utilization of the Company's international shared services resources.

Segment Results

All comparisons detailed in this section refer to operating results for the first quarter ended August 31, 2021 versus the first quarter ended August 31, 2020.

Children's Book Publishing and Distribution (CBP&D)

In $ millions	First Quarter		$	%
	Fiscal 2022	Fiscal 2021	Change	Change
Revenues
Books Clubs	$6.8	$5.8	$1.0	17%
Book Fairs	16.0	13.2	2.8	21%
Trade	93.0	73.3	19.7	27%
Total Revenue	$115.8	$92.3	$23.5	25%
Operating income (loss)	(21.7)	(29.0)	7.3	25%
Operating income (loss) ex. one-time items*	(21.7)	(29.0)

* Please refer to the non-GAAP financial tables attached

First quarter segment revenues were $115.8 million, an increase of $23.5 million, or 25%, versus the prior year period primarily driven by trade channel sales. Marketing and publicity activities drove higher sales of Harry Potter® box sets and limited edition foil covers for Dog Man®. New releases from the Company's popular series, The Baby-sitters Club® Graphix™ and Baby-sitters Little Sisters® Graphix, Five Nights at Freddy's™, The Bad Guys™, and Nat Enough™ coupled with the continued success of Alan Gratz's Refugee and Ground Zero and Pam Munoz Ryan's Esperanza Rising also resulted in increased sales. The Company's specialty products performed well both from the Klutz® division and the Make Believe Ideas™ business, which included the launch of a plush product line, Sensory Snuggables™. The fully illustrated MinaLima edition of Harry Potter continued to perform well with the second book to be released at the end of October and The Official Harry Potter Baking book was a bestseller. While the first quarter is not traditionally a significant quarter for the Company's school-based distribution channels, the book clubs channel experienced an increase in the number of teacher sponsors and the book fairs channel had higher revenue per fair when compared to the prior period.

Education Solutions

In $ millions	First Quarter		$	%
	Fiscal 2022	Fiscal 2021	Change	Change
Revenue	$80.1	$53.6	$26.5	49%
Operating income (loss)	7.3	(2.4)	9.7	NM
Operating income (loss) ex. one-time items*	7.3	(2.4)

* Please refer to the non-GAAP financial tables attached
NM - Not meaningful

First quarter segment revenues were $80.1 million, an increase of $26.5 million, or 49%, versus the prior year period. Demand for the Company's summer learning product offerings drove an increase in revenues as educators tried to help students recover lost ground before starting the new school year. In addition, the Company experienced higher sales for its supplemental and core instruction products, especially in the new early childhood program, PreK On My Way, as more schools began to open for in-classroom learning. Digital product subscriptions increased when compared to the prior year period, continuing to support the trend digital solutions will play in the education market. Although not yet at pre-COVID levels, the Company's classroom magazine products experienced improvement with a 13% increase in subscriptions which will benefit the Company in future quarters. The first quarter was also positively impacted by the consolidation of the multiple education channels into a single Education Solutions segment allowing the Company to be well positioned to meet the needs of an ever changing market.

International

In $ millions	First Quarter		$	%
	Fiscal 2022	Fiscal 2021	Change	Change
Revenue	$63.9	$69.3	$(5.4)	(8)%
Operating income (loss)	(1.7)	4.8	(6.5)	NM
Operating income (loss) ex. one-time items*	(1.3)	5.8

* Please refer to the non-GAAP financial tables attached
NM - Not meaningful

First quarter segment revenues were $63.9 million, a decrease of $5.4 million, or 8%, versus the prior year period. The decrease was primarily driven by lower revenues in Australia, where lockdowns due to the COVID variant caused interruptions to in-classroom learning that were not seen in the same period of the previous year. Revenues also decreased in Canada, New Zealand and in the direct sales business in Asia due to the continued impact the pandemic has had around the world. The Company expects many of the tightest restrictions to begin to loosen in the second fiscal quarter. Operating loss was impacted by lower government subsidies related to COVID-related governmental retention programs in Canada, the UK, Australia and New Zealand which decreased by $4.3 million. New education regulations in China are expected to impact the Company's revenue related to its franchise-based tutorial center programs and education business. Management will continue to monitor changes in this market place and seek to appropriately adapt its offerings in the context of such regulations.

Overhead

In $ millions	First Quarter		$	%
	Fiscal 2022	Fiscal 2021	Change	Change
Overhead expense	$15.9	$30.4	$14.5	48%
Overhead expense ex. one-time items*	20.5	19.4

* Please refer to the non-GAAP financial tables attached

First quarter overhead expenses were $15.9 million, a decrease of $14.5 million, or 48%, versus the prior year period. The decrease was primarily due to lower severance in the current year period and $6.6 million of insurance recoveries in the first quarter related to the intellectual property legal settlement accrued in fiscal 2021.

Dividends and Other Distributions

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the second quarter of fiscal 2022. The dividend is payable on December 15, 2021 to shareholders of record as of the close of business on October 29, 2021.

Subsequent to its fiscal quarter-end, the Company's open-market share buy-back program, which was put on hold in March 2020 in the face of COVID-19 uncertainties, was re-instated by the Company's board of directors. The current authorization for share repurchases is $67.3 million. Under this program, the Company may purchase shares, from time to time as conditions allow, on the open market or in negotiated private transactions. The actual number of shares to be purchased and the timing and pricing of any purchases under the share repurchase program will depend on future market conditions and upon potential alternative uses for the Company's available cash. There is no assurance that any shares will be purchased under the share repurchase program and the Company may elect to modify, suspend or discontinue the program at any time without prior notice.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, "Adjusted EBITDA" and "Free Cash Flow". Please refer to the non-GAAP financial table attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, September 23, 2021. Peter Warwick, Scholastic's President and Chief Executive Officer, and Kenneth Cleary, the Company's Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at www.investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 1075330. The recording will be available through Friday, October 1, 2021.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including those arising from the continuing impact of COVID-19 related measures taken by governmental authorities, school administrators, or suppliers or customers which may curtail or otherwise adversely affect certain of the Company's business operations, and the conditions of the children's book and educational materials markets generally and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

			Table 1
Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except shares and per share data)

	THREE MONTHS ENDED
	08/31/21	08/31/20

Revenues	$259.8	$215.2

Operating costs and expenses:
Cost of goods sold	133.3	115.0
Selling, general and administrative expenses (1)	143.6	141.7
Depreciation and amortization	14.9	15.5
Total operating costs and expenses	291.8	272.2

Operating income (loss)	(32.0)	(57.0)

Interest income (expense), net	(1.3)	(1.2)
Other components of net periodic benefit (cost)	0.0	(0.2)
Gain (loss) on sale of assets and other (2)	-	6.6

Earnings (loss) before income taxes	(33.3)	(51.8)

Provision (benefit) for income taxes(3)	(8.9)	(12.0)

Net income (loss)	(24.4)	(39.8)

Less: Net income (loss) attributable to noncontrolling interest	(0.2)	0.0

Net income (loss) attributable to Scholastic Corporation	($24.2)	($39.8)

Basic and diluted earnings (loss) per share of Class A and Common Stock (4)
Basic	($0.70)	($1.16)
Diluted	($0.70)	($1.16)

Basic weighted average shares outstanding	34,417	34,258
Diluted weighted average shares outstanding	35,473	34,393

(1)

In the three months ended August 31, 2021 and August 31, 2020, the Company recognized pretax severance of $2.4 and $12.0, respectively. In the three months ended August 31,2021, the Company recognized $6.6 of insurance proceeds related to an intellectual property legal settlement accrued in fiscal 2021.

(2)	In the three months ended August 31, 2020, the Company recognized pretax gain on the sale of its Danbury facility of $6.6.

(3)

In the three months ended August 31, 2021 the Company recognized a provision for income taxes in respect to one-time pretax charges of $1.1. In the three months ended August 31, 2020, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $3.1.

(4)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

					Table 2
Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED
	08/31/21	08/31/20	Change

Children's Book Publishing and Distribution
Revenues
Book Clubs	$6.8	$5.8	$1.0	17%
Book Fairs	16.0	13.2	2.8	21%
Consolidated Trade	93.0	73.3	19.7	27%
Total Revenues	115.8	92.3	23.5	25%
Operating income (loss)	(21.7)	(29.0)	7.3	25%
Operating margin	-	-

Education Solutions
Revenues	80.1	53.6	26.5	49%
Operating income (loss)	7.3	(2.4)	9.7	NM
Operating margin	9.1%	-

International
Revenues	63.9	69.3	(5.4)	(8%)
Operating income (loss)	(1.7)	4.8	(6.5)	NM
Operating margin	-	6.9%

Overhead expense	15.9	30.4	14.5	48%

Operating income (loss)	($32.0)	($57.0)	$25.0	44%

				Table 3
Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items

		08/31/21	08/31/20

	Cash and cash equivalents	$308.6	$355.5
	Accounts receivable, net	244.3	219.6
	Inventories, net	298.1	323.2
	Accounts payable	185.6	168.3
	Accrued royalties	65.8	56.2
	Lines of credit and current portion of long-term debt	89.5	19.9
	Long-term debt	-	200.0
	Total debt	89.5	219.9
	Net debt (cash) (1)	(219.1)	(135.6)

	Total stockholders' equity	1,149.6	1,147.4

Selected Cash Flow Items

		THREE MONTHS ENDED
		08/31/21	08/31/20

	Net cash provided by (used in) operating activities	$63.6	($26.0)
	Add: Net proceeds from sale of assets	-	12.3
	Less: Additions to property, plant and equipment	10.2	16.0
	Prepublication expenditures	4.3	5.2

	Free cash flow (use) (2)	$49.1	($34.9)

(1)

Net debt (cash) is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

								Table 4
Scholastic Corporation
Supplemental Results
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		08/31/21	items	One-time items	08/31/20	items	One-time items

	Diluted earnings (loss) per share (1)	($0.70)	($0.09)	($0.79)	($1.16)	$0.26	($0.90)

	Net income (loss) (2)	($24.2)	($3.1)	($27.3)	($39.8)	$8.9	($30.9)

	Children's Book Publishing and Distribution	($21.7)	$0.0	($21.7)	($29.0)	$0.0	($29.0)
	Education Solutions	7.3	-	7.3	(2.4)	-	(2.4)
	International(3)	(1.7)	0.4	(1.3)	4.8	1.0	5.8
	Overhead(4)	(15.9)	(4.6)	(20.5)	(30.4)	11.0	(19.4)
	Operating income (loss)	($32.0)	($4.2)	($36.2)	($57.0)	$12.0	($45.0)

(1)	Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.

(2)

In the three months ended  August 31, 2021 the Company recognized a provision for income taxes in respect to one-time pretax charges of $1.1. In the three months ended August 31, 2020, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $3.1.

(3)	In the three months ended August 31, 2021 and August 31, 2020, the Company recognized pretax severance of $0.4 and $1.0, respectively.

(4)

In the three months ended August 31, 2021 and August 31, 2020, the Company recognized pretax severance of $2.0 and $11.0, respectively. In the three months ended August 31, 2021, the Company recognized $6.6 of insurance proceeds related to an intellectual property legal settlement accrued in fiscal 2021.

			Table 5
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED
	08/31/21	08/31/20

Earnings (loss) before income taxes as reported	($33.3)	($51.8)
One-time items before income taxes	(4.2)	12.0
Earnings (loss) before income taxes excluding one-time items	(37.5)	(39.8)

Interest (income) expense	1.3	1.2
Depreciation and amortization(1)	16.4	16.4
Amortization of prepublication costs	6.8	6.3

Adjusted EBITDA(2)	($13.0)	($15.9)

(1)

For the three months ended August 31, 2021 and August 31, 2020, amounts include depreciation of $0.9 and $0.8, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.1, respectively, and amortization of capitalized cloud software of $0.5 and $0.0, respectively, recognized in selling, general and administrative expenses.

(2)

Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741 investor_relations@scholastic.com or Media: Anne Sparkman, (212) 343-6657 asparkman@scholastic.com